Exhibit 99.2

Mobiquity Technologies Takes on the Big Screen, Signs Multi-Movie Marketing Deal with Major Studio

Mobile marketing company launches campaign behind this week’s box-office leader

NEW YORK, Nov. 7, 2013 -- Mobiquity Technologies, Inc. (OTCQB: MOBQ), the nation’s largest location-based mobile marketing network, today announced an agreement with a major motion picture studio to promote multiple upcoming films, kicking off third-screen marketing efforts for this week’s box-office leading film. This multi-film mobile marketing agreement follows a successful campaign for the studio earlier this year.

Launching in advance of the movie premier last week, the mobile marketing campaign drove movie goers to the box office with an official, made-for-mobile movie trailer and calendar reminder. Mobiquity campaigns can reach millions of opt-in consumers via Bluetooth across its extensive mobile mall network in the nation's Top DMAs. Mobiquity Technologies has successfully driven moviegoers to a number box-office blockbusters including Zero Dark Thirty, War Horse, and Insidious 2 among others, delivering compelling and relevant digital content to more than 96 million mall visits monthly.

"Location-based mobile marketing provides a critical touch-point for moviegoers while they’re actively shopping and receptive to actionable and branded entertainment content,” said Sean Trepeta, president of Mobiquity Networks. “We’re already seeing the campaign’s success, helping the film reach the #1 spot its first week out.”

Mobiquity Technology and the movie studio recently demonstrated their experience and success with location-based mobile marketing, educating more than 1,300 members of the motion picture industry at Show East, Oct. 21-24 at the Westin Diplomat Resort and Spa in Hollywood, Florida.

About Mobiquity Technologies

Mobiquity is a technology company focusing on connecting Fans (consumers) and Brands through Online, Social and Mobile Platforms. Mobiquity Technologies is attempting to revolutionize location-based mobile marketing platforms through social registration, gamification and rewards by creating a Universal Location Based Mobile Marketing Ecosystem that maximizes “Fan Engagement” through a single platform of Bluetooth, Wi-Fi, NFC, QR, Beacon Technology and a universal App.

For more information you can visit:

www.mobiquitytechnologies.com

www.mobiquitynetworks.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

For Media Inquiries: For Investor Inquiries:
PenVine for Mobiquity Technologies	Legend Securities, Inc.
Jennifer Schenberg	John Columbia
917-445-4454	718-233-2627
jennifer@penvine.com	jcolumbia@legendsecuritiesinc.com